Exhibit 2.1

FOR IMMEDIATE RELEASE

Enterasys Updates Sales Recognition Model to Reflect Shift to Channel Focus
Announces Results for New Fiscal Third Quarter

Contact:
Kristen Sheppard, Esq.
Senior Director of Investor Relations
(603) 337-1502
ksheppar@enterasys.com

ROCHESTER, NH - October 29, 2001 - Enterasys Networks, Inc. (NYSE: ETS), a leader in enterprise network solutions, today announced that it has implemented a new sales recognition model to reflect its shift toward a channel-focused, high-touch strategy. In addition, Enterasys announced that it had implemented the previously announced change to a calendar-based year.

"Our new sales recognition policy provides investors with more visibility into sales out activity and better aligns our accounting with our channel strategy," stated Henry Fiallo, Chairman and CEO of Enterasys Networks. "This accounting change does not affect our competitive position and has no impact on future quarters. We remain highly confident in our ability to outperform the market, meet expectations and deliver strong profits even during these challenging economic times."

The Company also announced its financial results for its third quarter ended September 29, 2001. Pro forma revenue and fully diluted, pro forma earnings per share for the third quarter of 2001 were $217 million, or $.05 per share. These pro forma results excluded one-time adjustments relating to the transition to the company's new revenue recognition policy, reserves for excess and obsolete inventory, a charge for contractual penalties to contract manufacturers relating to changes in production plans and other previously disclosed charges relating to the company's transformation. These adjustments are detailed in a separate financial table provided below.

"Although the month of September was extremely challenging in the aftermath of the September 11th tragedy, Enterasys business fundamentals are solid and our sales pipeline has stabilized and improved in October," said Fiallo. "Enterprises continue to elevate the importance of network security, secure remote connectivity and expanded mobility which play into areas of relative strength for Enterasys." Fiallo concluded, "Enterasys will continue to gain market share as we deliver new products in the fourth quarter that will significantly enhance our competitive positioning in the enterprise market.

Enterasys Conference Call Highlights:

• Enterasys completes transition to new sales out revenue recognition policy: The Company transitioned to its new sales out revenue recognition policy in the third quarter.

Under this new policy, revenue from products sold through two-tier distribution partners will be recognized upon sale by the distributors to their customers. This accounting change and the one-time adjustments recorded in the third quarter will not impact future quarters. The new sales out recognition policy required minimal long-term contractual changes to distributor agreements and maintains Enterasys' strong relationships with these partners.

•	Enterasys strengthens product position: Continuing its commitment to network security, Enterasys announced the latest version of its award-winning Dragon Intrusion Detection System, Dragon 5.0. This new release introduces more scalability, availability, and flexibility into the underlying IDS architecture to enhance the security of enterprise networks. In addition, Enterasys will be announcing significant new products in its Matrix Layer 3 Switch line that will dramatically effect its competitive position in the gigabit switching market.

•	Enterasys transitions to a calendar fiscal year: Enterasys new fiscal year ends December 29, 2001 and will include the ten month period beginning March 4, 2001.

•	Aprisma spin-off proceeding on schedule, continuing February fiscal year end: As previously announced, the spin-off of the Company's wholly-owned subsidiary, Aprisma Management Technologies, Inc., is proceeding toward completion by the end of the calendar year. Accordingly, Aprisma will retain its February fiscal period reporting schedule and will report its stand-alone third quarter results for the period ending December 1, 2001 in a separate press release in December.

Discontinued Operations:
Riverstone Networks, which was spun off in a tax free distribution of shares on August 6, 2001, is reflected as a discontinued operation. Additionally, the results of Enterasys' wholly owned subsidiary, Aprisma, are also reported as a discontinued operation in the Enterasys consolidated results based on the pending spin-off of that business.

About Enterasys Networks

Enterasys Networks (NYSE:ETS) is a leading worldwide provider of communications infrastructures for enterprise-class customers. Enterasys' networking hardware and software offerings deliver the innovative security, availability and mobility solutions required by Global 2000 organizations coupled with the industry's strongest service and support. For more information, visit www.enterasys.com.

SAFE HARBOR DISCLOSURE

This press release contains contain projections and other forward-looking statements regarding the future financial performance of the Company or other future events and circumstances, and actual results, events and circumstances could differ materially. These forward-looking statements are not historical facts or guarantees of future performance, and are based on current estimates and numerous assumptions. These estimates and assumptions reflect subjective judgments concerning future events and circumstances and may be incomplete or incorrect, and unanticipated events or circumstances may occur causing these estimates and assumptions to be wrong. Risks that could cause actual events or results to differ materially from those described in the projections or forward-looking statements include business disruption and market perceptions associated with the recent terrorist activity experienced in the United States and any possible continuation or repercussions thereof or responses thereto, as well as risks associated with the timing and execution of the Company's strategy for Aprisma Management Technologies, Inc., competitive conditions, pricing and margin pressures as a result of product shifts and changes in market dynamics, greater use of, and expenses associate with, distributors and resellers, limited management resources, the Company's acquisition strategy, extension or deterioration of prevailing economic conditions, volatility in the stock markets and market valuations being placed on communications infrastructure and service companies, technological changes, intellectual property protection and related issues, dependence on suppliers and contract manufacturers, and potential volatility in operating results, among others. For a more detailed discussion of these and other risks and uncertainties related to the company's business, please refer to the most recent filings of Enterasys Networks, Inc. and Cabletron Systems Inc. with the Securities and Exchange Commission, including Cabletron's annual report on Form 10-K for the fiscal year ended March 3, 2001 and their other more recent reports on Form 10-Q and Form 8-K.

ENTERASYS NETWORKS, INC.
PRO FORMA STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	(unaudited)
	Three months ended		Seven months ended	Nine months ended

	September 29, 2001	December 2, 2000	September 29, 2001	December 2, 2000

Net revenues	$217,383	$205,814	$457,513	$572,189
Cost of revenues	110,912	101,600	247,643	288,769

Gross margin	106,471	104,214	209,870	283,420
Operating expenses:
Research and development	23,707	20,223	51,836	61,309
Selling, general and administrative	69,694	62,754	159,849	195,627

Income (loss) from operations	13,070	21,237	(1,815)	26,484
Interest income, net	3,383	2,243	6,527	4,035

Income from operations before income taxes	16,453	23,480	4,712	30,519
Income tax expense	5,100	7,279	1,461	9,461

Net income	$11,353	$16,201	$3,251	$21,058

Per common share:
Basic earnings:
Net income	$0.06	$0.09	$0.02	$0.11

Diluted earnings:
Net income	$0.05	$0.08	$0.02	$0.11

Weighted average number of common
shares outstanding:
Basic	192,195	184,844	190,377	184,378
Diluted	210,849	190,630	200,812	191,187

ENTERASYS NETWORKS, INC.
RECONCILIATION OF ENTERASYS PRO FORMA STATEMENTS OF OPERATIONS TO CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	(unaudited)
	Three months ended		Seven months ended	Nine months ended

	September 29, 2001	December 2, 2000	September 29, 2001	December 2, 2000

Revenue: Non-Enterasys segment and intercompany eliminations	-	(13,955)	-	68,706

Revenue: Transition adjustment to sales out recognition	(111,848)	-	(111,848)	-

Cost of revenue: Non-Enterasys segment, inventory write-offs and intercompany eliminations	10,030	1,140	13,141	70,552

Cost of revenue: Transition adjustment to sales out revenue recognition	(35,097)	-	(35,097)	-

Cost of revenue: Provision for excess, obsolete inventory and penalties	35,294	-	35,294	-

R&D: Non-Enterasys segment	-	(364)	-	2,452

SG&A: Charges related to transformation of the company	59,294	15,201	73,654	60,622

Amortization of intangible assets	10,370	2,846	24,150	28,896

Stock based compensation recorded in connection with the Company's business transformation	25,956	690	27,953	690

Special charges	---	---	---	25,550

Interest income attributable to non-Enterasys segment	112	4,193	5,513	18,164

Other expense	(23,370)	(10,702)	(10,690)	(130,217)

Income tax benefit effect of pro forma adjustments	(13,731)	(7,948)	(1,028)	(68,950)

Loss from discontinued operations, net of tax	(55,101)	(16,617)	(74,402)	(39,076)

Cumulative effect of a change in accounting principle, net of tax	---	---	7,742	---

Note:	This reflects the reconciliation of the Enterasys pro forma statements of operations to the Enterasys consolidated statements of operations.

ENTERASYS NETWORKS, INC.
PRO FORMA BALANCE SHEETS
(in thousands)

	(unaudited)
	September 29, 2001	March 3, 2001
Assets

Current assets:
Cash and cash equivalents	$74,934	$185,853
Marketable securities	60,344	—
Accounts receivable, net (a)	46,885	147,650
Inventories (b)	127,712	83,373
Deferred income taxes	63,478	44,723
Prepaid expenses and other assets	57,834	33,278

Total current assets	431,187	494,877

Marketable securities	114,240	—
Investments	131,415	10,500
Property, plant and equipment, net	62,845	43,183
Intangible assets, net	155,301	178,893

Total assets	$894,988	$727,453

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$35,878	$52,752
Accrued expenses	56,366	78,888
Deferred revenue	51,589	70,491
Income taxes payable	78,677	82,856

Total current liabilities	222,510	284,987
Stockholders' equity	672,478	442,466

Total liabilities and stockholders' equity	$894,988	$727,453

(a)	Accounts receivable, net, reflects an offset of $111.8 million in deferred product revenue at September 29, 2001 related to the impact of the change in revenue recognition method.

(b)

Pro forma adjustments reflected in the September 29, 2001 inventory balance include $35 million relating to deferral of revenue from certain distributors and a charge for excess and obsolete inventory.

ENTERASYS NETWORKS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

			(unaudited)
	Three months ended		Seven months ended	Nine months ended
	September 29, 2001	December 2, 2000	September 29, 2001	December 2, 2000

Net revenues	$105,535	$191,859	$345,665	$640,895
Cost of revenues (excludes stock-based	121,139	102,740	260,981	359,321
compensation of $2,456 for the three and seven
months ended September 29, 2001)
Gross margin	(15,604)	89,119	84,684	281,574
Operating expenses:
Research and development (excludes stock-based
compensation of $11,068 and $13,066 for the
three and seven months ended September 29, 2001)	23,707	19,859	51,836	63,761
Selling, general and administrative (excludes
stock-based compensation of $12,432 for the three
and seven months ended September 29, 2001)	128,988	77,955	233,503	256,249
Amortization of intangible assets	10,370	2,846	24,150	28,896
Stock-based compensation	25,956	690	27,953	690
Special charges	—	—	—	25,550
Loss from operations	(204,625)	(12,231)	(252,758)	(93,572)
Interest income, net	3,495	6,436	12,040	22,199
Other expense, net	(23,370)	(10,702)	(10,690)	(130,217)

Loss from continuing operations before
income taxes and cumulative effect of a
change in accounting principle	(224,500)	(16,497)	(251,408)	(201,590)
Income tax expense (benefit)	(8,631)	(669)	433	(59,489)

Loss from continuing operations	(215,869)	(15,828)	(251,841)	(142,101)
Discontinued operations:
Loss from discontinued operations (net of tax expense
of $1,054, and tax benefits of $73, $4,041 and $15,317,
respectively)(a)	(14,789)	(16,617)	(34,090)	(39,076)
Loss on disposal of GNTS (net of $1,189 tax benefit)	(40,312)	—	(40,312)	—

Loss from discontinued operations	(55,101)	(16,617)	(74,402)	(39,076)
Cumulative effect of a change in accounting
principle (net of $4,949 tax expense)	—	—	7,742	—

Net loss	($270,970)	($32,445)	($318,501)	($181,177)

Dividend effect of beneficial conversion feature to
Series D and Series E Preferred Stockholders	—	—	—	(16,854)

Accretive Dividend of Series D and Series E
Preferred Shares	(3,109)	(3,007)	(7,208)	(3,007)

Net loss to common shareholders	($274,079)	($35,452)	($325,709)	($201,038)

Basic and diluted common shares:
Loss from continuing operations and dividends
related to Series D and Series E Preferred Shares	($1.14)	($0.10)	($1.36)	($0.88)
Loss from discontinued operations	($0.29)	($0.09)	($0.39)	($0.21)
Cumulative effect of a change in accounting principle	—	—	$0.04	—
Net loss attributable to common
shareholders	($1.43)	($0.19)	($1.71)	($1.09)

Weighted average number of basic and diluted common
shares outstanding	192,195	184,844	190,377	184,378

(a) Includes discontinued operations of Aprisma, Riverstone and GNTS.

ENTERASYS NETWORKS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	(unaudited) September 29, 2001	March 3, 2001
Assets

Current assets:
Cash and cash equivalents	$77,858	$47,589
Marketable securities	78,818	406,633
Accounts receivable, net (a)	46,885	151,392
Inventories (b)	127,712	86,742
Deferred income taxes	95,307	139,340
Prepaid expenses and other assets	67,088	74,456
Net assets of discontinued operations	99,355	343,753

Total current assets	593,023	1,249,905

Marketable securities	120,213	159,012
Investments	131,415	143,358
Property, plant and equipment, net	62,845	69,220
Intangible assets, net	155,301	178,893

Total assets	$1,062,797	$1,800,388

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$37,847	$59,104
Accrued expenses	92,066	149,042
Deferred revenue	51,589	84,159
Income taxes payable	53,401	51,394

Total current liabilities	234,903	343,699

Deferred income taxes	915	57,065

Total liabilities	235,818	400,764

Contingent redemption value of common stock put options	842	—

Redeemable convertible preferred stock,$1.00 par value, 45 shares of
Series C were designated, issued and outstanding at March 3, 2001, and
65 shares of Series D and 25 shares of Series E were designated, issued and outstanding at March 3 and September 29, 2001 (aggregate liquidation
preference of Series D and E, $58,652 and $22,558, respectively)	74,390	109,589

Commitments and contingencies

Stockholders' equity:
Undesignated preferred stock, $1.00 par value. Authorized 1,859 shares	—	—
Common stock, $0.01 par value. Authorized 450,000 shares; issued
196,488 and 190,611 shares, respectively	1,965	1,906
Additional paid-in capital	1,098,994	990,157
Retained earnings (accumulated deficit)	(283,439)	371,857
Unearned stock-based compensation	(3,842)	(16,673)
Treasury stock, at cost (2,653 and 2,100 shares, respectively)	(62,403)	(56,479)

	751,275	1,290,768
Accumulated other comprehensive income	472	(733)

Total stockholders' equity	751,747	1,290,035

Total liabilities and stockholders' equity	$1,062,797	$1,800,388

(a)	Accounts receivable, net, reflects an offset of $111.8 million in deferred product revenue at September 29, 2001 related to the impact of the change in revenue recognition method.

(b)	Pro forma adjustments reflected in the September 29, 2001 inventory balance include $35 million relating to deferral of revenue from certain distributors and a charge for excess and obsolete inventory.